Exhibit 10.20

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of November 15, 2017 between  ONE STAMFORD PLAZA OWNER LLC,     a Delaware limited liability company (“Landlord”) and LOXO ONCOLOGY, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.                                    Landlord and Tenant are parties to that certain Office Lease Agreement dated as of October 6, 2015 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant certain premises containing approximately 13,393 rentable square feet known as Suite 906 (the “Existing Premises”) and located on the 9th floor of the building commonly known as Two Stamford Plaza located at 281 Tresser Boulevard, Stamford, Connecticut 06901 (the “Building”). The Building contains 258,647 rentable square feet. Tenant’s current Pro Rata Share is 5.1781%.

B.                                    The Lease by its terms is set to expire on December 31, 2022 (the “Current Expiration Date”), unless sooner terminated or otherwise extended pursuant to the terms of the Lease.

C.                                    Landlord and Tenant desire to expand the Existing Premises by adding to the Existing Premises an additional 22,987 rentable square feet of space located on the 8th floor of  the Building (the “Expansion Premises”) on the terms and conditions described herein. Landlord and Tenant also desire to extend the Term of the Lease on the terms and conditions described herein.

D.                                    Landlord is currently holding a cash security deposit under the Lease in the amount of $314,735.52.

E.                                     All capitalized terms used herein shall have the meanings set forth in the Lease unless otherwise specified herein.

NOW THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows, notwithstanding anything to the contrary contained in the Lease:

1.                                      Lease of Expansion Premises. Effective on the Expansion Premises Commencement Date (as defined below), the “Premises” as such term is used in the Lease, shall include the Existing Premises and the Expansion Premises (totaling an aggregate of 36,380 rentable square feet) as shown on Exhibit A attached hereto. From and after the Expansion Premises Commencement Date and through and including the Extended Expiration Date (as hereinafter defined), the Expansion Premises shall be considered part of the Premises and all references to the Premises shall be and be deemed to include the Expansion Premises. Tenant shall take possession of the entire Expansion Premises as of the Expansion Premises Commencement Date, provided, however Tenant shall commence paying Base Rent for 11,494 rentable square feet of the Expansion Premises commencing on the Expansion Premises Commencement Date and shall commence paying Base Rent on the remaining 11,493 rentable square feet of the Expansion Premises on the date that is fifteen (15) months following the Expansion Premises Commencement Date in accordance with the Base Rent Schedule set  forth in Section 4.02 hereof. The Expansion Premises shall be subject to all of the terms and conditions of the Lease except as expressly set forth herein and except that Tenant shall not be entitled to receive any fit-up allowances, initial Base Rent abatements or other financial concessions with respect to the Expansion Premises (even if such allowances, abatements or concessions were granted in connection with the Existing Premises) unless such concessions are expressly provided for in this Amendment with respect to the Expansion Premises.

2.                                      Expansion Premises Commencement Date. The “Expansion Premises Commencement Date” shall be the earlier of (i) February 1, 2018 or (ii) the date on which Landlord’s Work is Substantially Complete (as defined below) in the Expansion Premises and Landlord has delivered exclusive possession of same to Tenant; provided, however, in the  event that Landlord does not deliver possession of the Expansion Premises to Tenant with Landlord’s Work Substantially Complete by February 1, 2018 for any reason other than a  Tenant Delay (hereinafter defined), then the Expansion Premises Commencement Date shall be delayed until the date of such delivery. Landlord’s Work in the Expansion Premises shall be deemed to be “Substantially Complete” on the date that all Landlord’s Work has been performed, other than any minor or immaterial details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Expansion Premises and a Certificate of Occupancy (temporary or final) is issued by the appropriate local governmental authority for Landlord’s Work enabling Tenant to occupy the Expansion Premises for the Permitted Use. If Landlord shall be actually delayed  in  substantially completing Landlord’s Work in the Expansion Premises directly as a result of any acts of Tenant or its contractors or vendors (and without fault on the part of Landlord or Landlord’s agents, employees, contractors or subcontractors), including without limitation changes requested by Tenant to approved Plans, Tenant’s failure to timely comply with any of  its obligations under the Lease, as amended hereby, or the specification of any materials or equipment with long lead times (any such delay, a “Tenant Delay”), then Landlord’s Work in the Expansion Premises shall be deemed to be Substantially Complete on the date that Landlord would have Substantially Completed the Landlord’s Work absent the Tenant Delay. Promptly upon the determination of the actual Expansion Premises Commencement Date pursuant to this Amendment, the Expansion Premises Commencement Date shall be set forth in a commencement letter to be prepared by Landlord in the form attached hereto as Exhibit B. Notwithstanding anything contained herein to the contrary, if Landlord’s Work has not been fully performed, other than punch list items, prior to April 1, 2018 for any reason other than a Tenant Delay or a delay due to Force Majeure, then for each day between April 1, 2018 and the date that Landlord’s Work is Substantially Complete, Tenant shall receive one (1) day of Base Rent abatement for the Expansion Premises only in addition to the Abated Base Rent set forth in Section 4.03. Further, if the Landlord’s Work is not fully performed, other than the punch list items, prior to July 1, 2018 for any reason other than a Tenant Delay or a delay due to Force Majeure, Tenant shall have the right to terminate this Lease with respect to the Expansion Premises only by providing written notice to Landlord.

3.                                      Term. The Term of the Lease with respect to the Expansion Premises shall be seven (7) years, commencing on the Expansion Premises Commencement Date and, unless sooner terminated or extended in accordance with the terms of the Lease, as amended by this Amendment, ending on the last day of the month that is seven (7) years following the Expansion Premises Commencement Date (the “Extended Expiration Date”).  The Term of the Lease  with respect to the Existing Premises is hereby extended to expire on the Extended Expiration Date, unless sooner terminated or extended in accordance with the terms of the Lease, as amended by this Amendment. That portion of the Term commencing on the day immediately following the Current Expiration Date and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

4.                                      Base Rent.

4.1                                                                               Base Rent for Existing Premises. The schedule of Base Rent payable under the Lease with respect to the 13,393 rentable square feet of the Existing Premises during the Extended Term is the following:

Months of Extended Term	Annual Rate Per RSF	Rentable Square Feet	Annual Base Rent	Monthly Base Rent
January 1, 2023 - December 31, 2023	$53.00	13,393	$709,829.00	$59,152.42
January 1, 2024 – Extended Expiration Date	$54.00	13,393	$723,222.00	$60,268.50

All such Base Rent and Additional Rent shall be payable by Tenant subject to and in accordance with the terms of the Lease. All Base Rent and Additional Rent shall continue to be payable by Tenant through the Current Expiration Date subject to and in accordance with the terms of the Lease without regard to this Amendment.

4.2                                                                               Base Rent for Expansion Premises. Commencing on the Expansion Premises Commencement Date, Tenant shall pay to Landlord Base Rent based on 11,494 rentable square feet of the Expansion Premises. Commencing on the date that is fifteen (15) months following the Expansion Premises Expansion Date through the Extended Expiration Date, Tenant shall pay to Landlord Base Rent for the entire 22,987 rentable square feet of the Expansion Premises. Commencing on the Expansion Premises Commencement Date, the schedule of Base Rent payable under the Lease with respect to the Expansion Premises is the following:

Months (Commencing on Expansion Premises Commencement Date)	Annual Rate Per RSF	Rentable Square Feet	Annual Base Rent	Monthly Base Rent
1-12	$45.00	11,494	$517,230.00	$43,102.50
13-15	$46.00	11,494	$528,724.00	$44,060.33
16-24	$46.00	22,987	$1,057,402.00	$88,116.83
25-36	$47.00	22,987	$1,080,389.00	$90,032.42
37-48	$48.00	22,987	$1,103,376.00	$91,948.00
49-60	$49.00	22,987	$1,126,363.00	$93,863.58
61-72	$50.00	22,987	$1,149,350.00	$95,779.17
73-84	$51.00	22,987	$1,172,337.00	$97,694.75

All such Base Rent and Additional Rent shall be payable by Tenant subject to and in accordance with the terms of the Lease, as amended by this Amendment.

4.3                                                                               Base Rent Abatement for Expansion Premises. Notwithstanding anything to the contrary contained herein, as long as Tenant is not in Default under the Lease, Tenant shall be entitled to an abatement of Base Rent for 11,494 rentable square feet of the Expansion Premises only (and not for the Existing Premises or the remainder of the Expansion Premises) in the amount of $43,102.50 per month for the first five (5) calendar months following the Expansion Premises Commencement Date (the “Expansion Premises Base Rent Abatement Period”).  The Expansion Premises Base Rent Abatement Period  shall commence on the Expansion Premises Commencement Date and shall expire on (but include) the day immediately preceding the day that is five (5) calendar months following the Expansion Premises Commencement Date. The total amount of Base Rent abated during the Expansion Premises Base Rent Abatement Period shall equal $215,512.50 (the “Expansion Premises Abated Base Rent”). In the event of a Tenant Default at any time during the Expansion Premises Base Rent Abatement Period, all Expansion Premises Abated Base Rent shall become due and payable within five (5) days of Tenant’s receipt of Landlord’s written demand therefor. The payment by Tenant of the Expansion Premises Abated Base Rent in  the event of a Default shall not limit or affect any of Landlord’s other rights pursuant to the Lease, as hereby amended, or at Law or in equity as a result of a Default. During the Expansion Premises Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

5.                                      Tenant’s Pro Rata Share. Tenant’s Pro Rata Share for the Existing Premises is 5.1781% and as of the Expansion Premises Commencement Date, Tenant’s Pro Rata Share for the Expansion Premises is 8.8874% for a total of 14.0655%.

6.                                      Expense Excess and Tax Excess. Tenant shall continue to pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess for the Existing Premises in accordance with the terms of the Lease through the Extended Expiration Date. Commencing on the Expansion Premises Commencement Date, the “Base Year” for Expenses and the “Base Year” for Taxes, respectively, for the computation of Tenant’s Pro Rata Share of Expense Excess and Tax Excess for the Expansion Premises only will be Base Year for Expenses of calendar year 2018 and a Base Year for Taxes of calendar year 2018, reflecting a 95% occupancy rate and a fully assessed Building, respectively. The parties agree that the Base Year for Expenses and the Base Year for Taxes for the Existing Premises is and shall remain calendar year 2016. Notwithstanding anything contained herein or in the Lease to the contrary, Tenant shall not be obligated to pay Tenant’s Pro Rata Share of Expense Excess or Tax Excess for the Expansion Premises until January 1, 2019.

7.                                      Electricity.

7.1                                                                               Tenant shall continue to pay Landlord for Tenant’s consumption of electricity in the Existing Premises in accordance with the terms of the Lease through the Extended Expiration Date.

7.2                                                                               Landlord shall install one or more demand watt hour check meter(s) for the Expansion Premises as part of Landlord’s Work (as defined in Exhibit C). Commencing on the Expansion Premises Commencement Date, Tenant shall pay to Landlord a charge for consumption of electricity in the Expansion Premises as stated by the meter(s), together with a monthly administrative charge thereon of 3% in accordance with the terms and conditions of Section 7.02 of the Lease. Landlord shall not be liable in any way to Tenant for any interruption or failure of or defect in the supply, character, quantity or quality of electric energy furnished to the Expansion Premises or for any loss, damage or expense Tenant may sustain if either the supply, character, quantity or quality of electric service is changed or is no longer suitable for Tenant’s requirements, whether by reason of any requirement, act or omission of the public utility serving the Building with electricity or for any other reason.

8.                                      Improvements to Expansion Premises. Prior to the Expansion Premises Commencement Date, Landlord shall complete, at Landlord’s sole cost and expense, the Landlord’s Work in the Expansion Premises using building standard materials in accordance  with the Work Letter attached hereto as Exhibit C, which Tenant hereby approves. Subject to Landlord’s obligation to perform the Landlord’s Work, the Expansion Premises is accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord, except as otherwise provided herein. By taking possession of the Expansion Premises, Tenant presumptively agrees that the Expansion Premises are in good order and satisfactory condition and that Landlord has fully and satisfactorily performed and completed all work required to be performed by Landlord prior to Tenant’s occupancy, subject to any latent defects or punch list Items. Following completion of Landlord’s Work, Landlord and Tenant shall mutually prepare a list of “punch-list items” to be completed by Landlord within a reasonable time.

9.                                      Condition of Existing Premises. Tenant is in possession of the Existing Premises and confirms its acceptance of the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any fit-up alterations, preparatory repairs or preparatory improvements thereto. Landlord hereby warrants, covenants and represents that as of the Expansion Premises Commencement Date, all heat pump units and other Base Building systems serving the Premises shall be in good working order and condition.

10.                               Temporary Space. Landlord shall permit Tenant to use Suite 610 containing 4,485 rentable square feet and located on the 6th floor of the Building (the “Temporary Space”) from the date hereof through the Expansion Premises Commencement Date (the “Temporary Space Termination Date”). All of the terms and conditions of the Lease, as amended by this Amendment shall apply to the Temporary Space, except that: (i) Tenant shall not be entitled to receive any allowances or abatements with respect to the Temporary Space, (ii) the Temporary Space is accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord and without any obligation of Landlord to perform any of Landlord’s Work in the Temporary Space, (iii) Landlord shall provide existing furniture in the Temporary Space for Tenant’s use until the Temporary Space Termination Date at no additional cost to Tenant, provided that all furniture provided by Landlord shall remain at the Temporary Space following the Temporary Space Termination Date and Tenant shall be responsible for any damage to Landlord’s furniture, reasonable wear and tear and damage by casualty, excepted, (iv) Tenant shall not be required to pay Base Rent or Tenant’s Pro Rata Share of Taxes and Expenses for the Temporary Space, (v) Tenant shall pay a “Temporary Space Electric Charge” of $12,737.40 per annum ($2.84 per RSF), payable in monthly payments of $1,061.45, and (vi) Tenant shall pay a “Temporary Space Cleaning Charge” of $4,485.00 per annum ($1.00 per RSF), payable in monthly payments of $373.75. Each of the annual Temporary Space Electric Charge and the Temporary Space Cleaning Charge shall be pro-rated for the duration of the term of Tenant’s occupancy of the Temporary Space and shall be pro-rated for any partial month during Tenant’s occupancy of the Temporary Space. The Temporary Space Electric Charge and the Temporary Space Cleaning Charge shall be due and payable in advance on the first day of each calendar month without notice or demand. Tenant shall vacate and surrender the Temporary Space in accordance with the provisions of Article 25 of the Lease. If Tenant fails to vacate and surrender the Temporary Space by the Temporary Space Termination Date, as aforesaid, the provisions of Article 22 of the Lease shall apply to any such holdover by Tenant in the Temporary Space.

11.                               Renewal Option. Section 2 of Exhibit F to the Lease is hereby amended to provide that the Renewal Option shall apply to all or a portion (Existing Premises or Expansion Premises) of the Premises. All references to the “initial Term” shall be deemed to refer to the “Extended Term” as defined in this Amendment.

12.                               Expansion Premises Termination Option. In addition to Tenant’s existing termination right with respect to the Existing Premises pursuant to Section 3 of Exhibit F of the Lease, Tenant shall have a one time right to terminate the Lease with respect to the Expansion Premises (the “Expansion Premises Termination Option”) as of the expiration of the sixty-fifth (65th) full calendar month following the expiration of the Expansion Premises Base Rent Abatement Period, provided (i) Tenant is not in Default under the terms of the Lease as amended, and (ii) Tenant provides Landlord with a minimum of twelve (12) months prior written notice of its exercise of this right. In addition, in the event Tenant exercises this Expansion Premises Termination Option, Tenant shall pay to Landlord at the time Tenant notifies Landlord of the exercise of its option a sum (the “Expansion Premises Termination Fee”) equal to the unamortized portion (using a 6% interest factor) of (i) the Expansion Premises Abated Base Rent, (ii) the cost of Landlord’s Work in the Expansion Premises, and (iii) the brokerage commission and reasonable legal costs paid by Landlord on account of this Amendment. Landlord shall provide to Tenant a written calculation (with reasonable itemization) of such Expansion Premises Termination Fee within ten (10) days of Tenant’s written request, provided Landlord has the final costs necessary to calculate the Expansion Premises Termination Fee at the time of Landlord’s receipt of such written request by Tenant.

13.                               9th Floor Expansion Option. Tenant shall have the option (the “9th Floor Expansion Option”) to lease approximately 9,594 rentable square feet on the ninth (9th) floor of the Building (the “9th Floor Expansion Premises”) provided (i) Tenant is not then in Default under the terms of the Lease and this Amendment, and (ii) Tenant provides Landlord with  written notice of its exercise of the 9th Floor Expansion Option no later than June  1, 2018.  In  the event that Tenant is entitled to and properly exercises the 9th Floor Expansion Option, the following terms and conditions shall apply: (i) possession of the 9th Floor Expansion Premises shall be delivered to Tenant on July 31, 2018 in turnkey condition (and with the same level of new fixtures, finishes, equipment and installations of Landlord’s Work in the Expansion Premises) without any other agreements, representations, understandings or obligations on the part of Landlord to perform any additional preparatory alterations, repairs or improvements; (ii) the Term for the 9th Floor Expansion Premises shall be coterminous with the Term for the entire Premises and the Term for the entire Premises shall be extended to expire on the date that is five (5) months following the Extended Expiration Date; (iii) Base Rent for the 9th Floor  Expansion Premises shall be at the same rate per rentable square foot for the applicable time periods as the Expansion Premises as set forth herein with the annual rate per rentable square foot of each portion of the Premises increasing by $1.00 commencing on the first day of the eighty-fifth (85th) month following the Expansion Premises Commencement Date; and (iv) Tenant shall be entitled to a pro-rated Base Rent abatement for the 9th Floor Expansion Premises only equivalent (but prorated) to match that granted for the Expansion Premises pursuant to Subsections 4.02 and 4.03 of this Amendment. The 9th Floor Expansion Premises shall be subject to all of the terms and conditions of the Lease except as expressly set forth herein. Time shall be of the essence with respect to Tenant’s notice of exercise of the 9th Floor Expansion Option. Following Landlord’s receipt of said notice from Tenant exercising the 9th Floor Expansion Option, Landlord shall prepare a commercially reasonable amendment (the “9th Floor Expansion Amendment”) to reflect changes in the Base Rent, Tenant’s Pro Rata Share and other appropriate terms.  The 9th Floor Expansion Amendment shall be sent to Tenant  within a reasonable time after receipt of Tenant’s election notice and Tenant shall execute and return the 9th Floor Expansion Amendment (to the extent same accurately reflects the terms thereof) to Landlord within fifteen (15) days after Tenant’s receipt of same.

14.                               Right of First Refusal.   Section 5 of Exhibit F to the Lease is hereby amended   as follows:

(i)                                     The definition of “First Refusal Space” is hereby amended to include any portion of the 9th, 10th, 11th or 12th floors of the Building;

(ii)                                  The first sentence of Section 5.01(a) of Exhibit F to the Lease is hereby amended to delete “seven (7)” and substitute “fifteen (15)” therefor; and

(iii)                               Section 5.02 of Exhibit F to the Lease is hereby amended to delete the text in Section 5.02(a) after the phrase “coterminous with the existing space” and to add a new subsection (d): “(d) Notwithstanding anything contained in the Lease to the contrary, in the event that Tenant exercises any Right of First Refusal hereunder, the Term of the Lease shall be extended to provide a minimum of a seven (7) year term for the entire Premises commencing on the commencement date for the First Refusal Space.”.

15.                               Parking. As of the Expansion Premises Commencement Date, Section 1.14 of the Lease is hereby deleted in its entirety and the following substituted therefor: “One hundred twenty-seven (127) unreserved parking spaces in the Building’s garage, based on the ratio of three and one half (3.5) unreserved parking spaces per 1,000 rentable square feet of the

Premises and two (2) reserved parking spaces in the Building’s garage, at no additional charge to Tenant. Tenant may lease additional reserved parking spaces in the Building garage at the then current rates, which as of the date hereof are $150.00 per month per reserved parking space.”

16.                               Exterior Signage. As of the Expansion Premises Commencement Date, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to install a single exterior, commercially reasonable identification sign on the exterior of the parking garage of the Building (the “Exterior Signage”), the design and location of which is subject to prior written approval by Landlord and by the City of Stamford, Connecticut. Such signage shall comply in all respects with Landlord’s Building-wide specifications and standards. Tenant shall use backlit brushed chrome and use Landlord’s designated vendor to maintain the exterior signage consistency that currently exists. Landlord shall permit Tenant to install such Exterior Signage, subject to Tenant’s compliance with the terms of Article 9 of the Lease, including compliance with all applicable Laws. Tenant’s right to the Exterior Signage shall be exclusive to the original named Tenant herein (i.e., LOXO Oncology, Inc.) or LOXO and shall only continue for the period of  time that the Tenant has not terminated the Lease with respect to any portion of the Premises or surrendered any portion of the Premises. Tenant shall be responsible at Tenant’s cost and expense for the maintenance of the Exterior Signage. Tenant agrees, upon Landlord’s request, to remove, at Tenant’s cost and expense, the Exterior Signage upon failing to meet the occupancy standard and at the expiration or sooner termination of the Lease, and to reasonably repair and restore any areas damaged by such removal. Tenant’s obligations  under  this Section shall survive the expiration or earlier termination of the Lease. Two (2) renderings of Tenant’s proposed Exterior Signage are attached hereto as Exhibit D, Landlord hereby consenting to same. Tenant shall notify Landlord which rendering of the Exterior Signage  Tenant has selected prior to installation.

17.                               Notice Addresses. Section 1.10 of the Lease is hereby deleted in its entirety and replaced with the following:

““Notice Address(es)”:

Landlord:	Tenant:

One Stamford Plaza Owner LLC	LOXO Oncology, Inc.
c/o RFR Realty LLC	Two Stamford Plaza
263 Tresser Boulevard, 4th Floor	281 Tresser Boulevard
Stamford, Connecticut 06901	Stamford, Connecticut 06901
Attn: Property Manager	Attn: VP-Finance

With a copy to:	with a copy to:

RFR Realty LLC	Cummings & Lockwood LLC
390 Park Avenue	Six Landmark Square
New York, New York 10022	Stamford, Connecticut 06901
Attn: President	Attn: Jonathan B. Mills, Esq.

with a copy of any default notices to:

Day Pitney LLP
One Canterbury Green
201 Broad Street
Stamford, Connecticut 06901
Attn: Real Estate Department

A copy of any notice to Landlord shall also be sent to any Mortgagee who may have requested the same in writing, and provided Tenant with such Mortgagee’s address.”

18.                               Fitness Center Memberships. Section 7 of Exhibit F to the Lease is hereby deleted in its entirety and the following substituted therefor: “At no additional cost to Tenant, Landlord shall provide Tenant fifteen (15) memberships to the fitness center in the Building for use by Tenant’s employees through the Extended Expiration Date.”

19.                               8th Floor Lobby. Landlord, at its sole cost and expense, shall perform improvements to upgrade the 8th floor lobby in accordance with Building standard specifications and finishes (collectively, “Lobby Upgrade Work”) in accordance with mutually agreed upon plans. Landlord and Tenant shall work together in good faith to finalize plans for the Lobby

Upgrade Work. The Lobby Upgrade Work shall be performed in a first class manner using mutually agreed upon Building standard methods, materials and finishes in accordance with all applicable Laws. Landlord shall complete the Lobby Upgrade Work within a reasonable time (not to exceed nine (9) months) following the Expansion Premises Commencement Date.

20.                               Miscellaneous.

20.1                                                                        Entire Agreement. This Amendment (along with the Lease) sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord, except for Tenant’s counsel, accountants, auditors, lenders, investors, successors, assigns, subtenants, brokers and consultants, and only if and to the extent such parties are informed by Tenant of the confidential nature of the Lease and this Amendment and shall agree to act in accordance with the provisions of this Section.

20.2                                                                        Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the date hereof: (i) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances (other than any encumbrances, assignments of leases and rents, etc. that may have been granted by Landlord); (ii) the Lease is in full force and effect; (iii) Tenant is presently in possession of the Existing Premises; (iv) the Lease has not been modified, supplemented or amended in any way, except as may be indicated in the recitals set forth above; and (v) to Tenant’s knowledge as of the date hereof, Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder.

20.3                                                                        Effect of Amendment; Ratification. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall be incorporated hereby by this reference and shall remain unchanged and in full force and effect. The Lease as hereby amended is hereby ratified and confirmed by the parties hereto.

20.4                                                                        Inconsistency. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

20.5                                                                        Solicitation of Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord and Tenant shall not be bound by this Amendment until Landlord and Tenant have executed and delivered duplicate counterparts of this Amendment to each other.

20.6                                                                        Broker. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Jones Lang LaSalle Brokerage, Inc. (the “Broker”). Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than the Broker. Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment except for the Broker. Landlord represents that it has dealt directly with and only with the Broker in connection with this Amendment and Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Landlord agrees to pay the Broker a commission pursuant to a separate agreement.

20.7                                                                        Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

20.8                                                                        Governing Law. This Amendment shall be deemed to have been made in Fairfield County, Connecticut, and shall be governed by and construed in accordance with the laws of the State of Connecticut.

20.9                                                                        Counterparts. This Amendment may be executed and delivered in individual, duplicate counterparts, which together shall constitute one (1) instrument, and any faxed, PDF’d or electronic signatures shall be deemed original signatures.

20.10                                                                 SNDA. Within forty-five (45) days following full execution and delivery of this Amendment by Landlord and Tenant, Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s current Mortgagee on Mortgagee’s current standard form of agreement.

20.11                                                                 Surrender. Tenant, at the time it requests approval for the Plans for Landlord’s Work, may request in writing that Landlord advise Tenant whether any portion of Landlord’s Work is a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of Landlord’s Work are Required Removables, if any. Notwithstanding anything contained herein or in the Lease to the contrary, Tenant shall have no obligation to remove (or to pay for the removal of) the internal staircase at the end of the Term.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

ONE STAMFORD PLAZA OWNER LLC,
a Delaware limited liability company

By:	/s/ Thomas L. Lavin
Name: Thomas L. Lavin
Title: Vice President

TENANT:

LOXO ONCOLOGY, INC., a Delaware corporation

By:	/s/ Jennifer Burstein
Name: Jennifer Burstein
Title: Vice President-Finance

Signature Page to
Amendment to Lease

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION PREMISES

This Exhibit is attached to and made a part of the Amendment to Lease by and between ONE STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”)  and LOXO ONCOLOGY, INC., a Delaware corporation (“Tenant”), for space on the 8th floor of the Building known as Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut (the “Building”).

A-1

EXHIBIT B

COMMENCEMENT LETTER

This Exhibit is attached to and made a part of the Amendment to Lease by and between ONE STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”)  and LOXO ONCOLOGY, INC., a Delaware corporation (“Tenant”), for space on the 8th floor of the Building known as Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut (the “Building”).

DATE:

TENANT: LOXO Oncology, Inc.
ADDRESS:
Two Stamford Plaza, Suite 906
281 Tresser Boulevard
Stamford, Connecticut 06901

Re: Delivery of Expansion Space with respect to that certain Lease dated as of the 6th day of October, 2015, as amended by Amendment to Lease dated as of                                 , 2017 (as amended, the “Lease”), by and between ONE STAMFORD PLAZA OWNER, LLC., a Delaware limited liability company, as Landlord, and LOXO ONCOLOGY, INC., a Delaware corporation  as Tenant, for 36,380 rentable square feet on the 8th and 9th floors of the Building located at  281 Tresser Boulevard, Stamford, Connecticut, 06901.

Dear	:

In accordance with the terms of the Lease, the Landlord has hereby delivered exclusive possession of the Expansion Premises to the Tenant and Tenant has accepted possession of the Expansion Premises as of:

Expansion Premises Commencement Date:                  ,               .

Please call RFR Realty, LLC at (203) 328-3600 with any questions.

Sincerely,

RFR Realty LLC
as Agent for One Stamford Plaza Owner LLC

cc:	RFR Realty — Legal
RFR Realty — Lease Administrator

B-1

EXHIBIT C

This Exhibit is attached to and made a part of the Amendment to Lease by and between ONE STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”)  and LOXO ONCOLOGY, INC., a Delaware corporation (“Tenant”), for space on the 8th floor of the Building known as Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut (the “Building”).

1.                                      Landlord shall perform, on a “turn-key” basis, the improvements to the Expansion Premises  in  accordance  with  the  approved   plans  prepared  by  CPG  Architects,        dated October 23, 2017, together with the additional work  described on and attached hereto as Exhibit C-2 (collectively, the “Plans”). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as “Landlord’s Work.” Landlord’s Work shall include all necessary improvements to the Existing Premises in connection with the installation of the internal staircase. It is agreed that the design and construction of Landlord’s Work will be completed at Landlord’s sole cost and expense (subject to the terms of Section 2 below) using Building Standard methods, materials and finishes. Landlord shall enter into a direct contract for Landlord’s Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve any subcontractors used in connection with Landlord’s Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, Laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Law, functionality of design the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment).

2.                                      If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, within ten (10) days after receipt of Landlord’s written demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in Landlord’s Work, if any, resulting from such revisions to the Plans. Tenant, within three (3) Business Days of receiving such notice, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Expansion Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Expansion Premises resulting from any Tenant-ordered revision to the Plans. If such revisions result in an increase in the cost of Landlord’s Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall  be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

3.                                      Landlord and Tenant agree to reasonably cooperate with each other in order to enable Landlord’s Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to  the contrary any inconvenience suffered by Tenant during the performance of Landlord’s Work shall not delay the Commencement Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease, except as expressly provided in the Lease.

4.                                      This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease  or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

5.                                      Landlord shall use commercially reasonable, good faith efforts to Substantially Complete the Landlord’s Work by February 1, 2018, subject to any Tenant Delays and any delays due to Force Majeure. Landlord shall keep Tenant duly apprised of the progress of Landlord’s Work, and shall endeavor to provide not less than ten (10) days prior written notice to Tenant of the anticipated date of Substantial Completion, so Tenant may make arrangements to timely

C-1

relocate and/or move into the Expansion Premises. Landlord shall perform Landlord’s Work in compliance with all applicable Laws and in a good and workmanlike manner, diligently until completion. Landlord shall use commercially reasonable efforts to obtain from its contractors a warranty, for the benefit of Landlord and Tenant, warranting that Landlord’s Work shall be free from defects in workmanship, materials and installation for a period of one (1) year following the completion of Landlord’s Work. Landlord shall charge Tenant no fees for supervision, construction management or oversight for Landlord’s Work.

C-2

EXHIBIT C-1

Landlord Approved General Contractors

This Exhibit is attached to and made a part of the Amendment to Lease by and between ONE STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”)  and LOXO ONCOLOGY, INC., a Delaware corporation (“Tenant”), for space on the 8th floor of the Building known as Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut (the “Building”).

A.P. Construction Company	Nicholas Everett, Sr. Vice Pres.	Tel: 203.388.1136
707 Summer Street		Fax: 203.969.3456
Stamford, CT 06901

JMLS Consulting Services	Jason P. Henry, Principal	Tel: 203.400.4038
379 Wheeler Road
Monroe, CT 06468

Signature Construction Company	Greg Sherwood	Tel: 203.325.0628
745 East Main Street		Fax: 203.325.0629
Stamford, CT 06902

C-1-1

EXHIBIT C-2

Expansion Premises Plans

This Exhibit is attached to and made a part of the Amendment to Lease by and between ONE STAMFORD PLAZA OWNER LLC, a Delaware limited liability company (“Landlord”)  and LOXO ONCOLOGY, INC., a Delaware corporation (“Tenant”), for space on the 8th floor of the Building known as Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut (the “Building”).

C-2-1

EXHIBIT D

Landlord Approved Tenant Exterior Signage Renderings